Filed Pursuant to Rule 424(b)(2)

File Number 333-190038

Product Supplement No. STOCK ARN-1

(To Prospectus dated July 19, 2013

and Series A Prospectus Supplement dated July 19, 2013)

August 14, 2013

Accelerated Return Notes® “ARNs®” Linked to One or More Equity Securities

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ARNs are unsecured senior notes issued by Barclays Bank PLC. ARNs are not principal protected. We will not pay interest on ARNs. Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of Barclays Bank PLC.

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This product supplement describes the general terms of ARNs and the general manner in which they may be offered and sold. For each offering of ARNs, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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The term sheet will also identify the underlying “Market Measure,” which, unless otherwise specified in the applicable term sheet, will be a common equity security (the “Underlying Stock”) issued by a company other than us, MLPF&S or our respective affiliates. The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.

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At maturity, you will receive a cash payment per unit (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.

•	Unless the applicable term sheet provides otherwise:

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If the Ending Value is greater than the Starting Value, then you will receive at maturity a Redemption Amount per ARN equal to the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate (as defined below), and (iii) the percentage increase of the Market Measure from the Starting Value to the Ending Value. Although the Participation Rate will increase the Redemption Amount, as compared to a direct investment in the Market Measure, the Redemption Amount will not exceed a “Capped Value” described in the applicable term sheet. We will set the Capped Value on the pricing date of the ARNs, which will be the date the ARNs are priced for initial sale to the public.

•	If the Ending Value is equal to the Starting Value, then you will receive at maturity a Redemption Amount per ARN equal to the Original Offering Price.

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If the Ending Value is less than the Starting Value, then you will receive at maturity a Redemption Amount per ARN that is less than the Original Offering Price by a percentage that is equal to the percentage decrease of the Market Measure from the Starting Value to the Ending Value.

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ARNs will be issued in denominations of whole units. Each unit will have an “Original Offering Price” as set forth in the applicable term sheet. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the ARNS will not be listed on a securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer ARNs.

ARNs are unsecured and are not deposit liabilities of Barclays Bank PLC. ARNs are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page S-8 and page S-6 of the accompanying prospectus supplement. You may lose some or all of your investment in ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

This product supplement relates only to ARNs and does not relate to any Underlying Stock described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand ARNs. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement entitled “Risk Factors,” which highlights a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, the prospectus and the term sheet is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

What are ARNs?

ARNs are senior unsecured debt securities issued by Barclays Bank PLC, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. ARNs will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on ARNs, including any repayment of principal, will be subject to our credit risk. Each issue of ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem ARNs at any earlier date, except under limited circumstances described in this product supplement. We will not make any payments on ARNs until maturity. ARNs are not principal protected.

ARNs are designed for investors who are seeking exposure to a specific Market Measure, and who anticipate that the value of the Market Measure will increase moderately from the Starting Value to the Ending Value. Investors in ARNs must be willing to forgo interest payments on their investment, such as fixed or floating interest rates paid on conventional non-callable debt securities, accept a return that will not exceed the return represented by the Capped Value, and bear the risk of loss of all or substantially all of their investment.

Are ARNs equity or debt securities?

ARNs are our senior debt securities and are not secured by collateral. However, ARNs will differ from traditional debt securities in that their return is linked to the performance of the applicable Market Measure, they are not principal protected, and you will not receive interest payments. At maturity, instead of receiving the Original Offering Price of your ARNs, you may receive an amount that is greater than or less than the Original Offering Price, depending upon the performance of the Market Measure over the term of the ARNs. We describe below how this amount at maturity is determined. Any payment to be made on the ARNs depends on our ability to satisfy our obligations as they come due and is not guaranteed by any third party. In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your ARNs.

Is it possible for you to lose some or all of your investment in ARNs?

Yes. You will receive at maturity a Redemption Amount that is less than the Original Offering Price of your ARNs if the Ending Value is less than the Starting Value. The amount of your loss will be determined in proportion to the decrease in the value of the Market Measure from the Starting Value to the Ending Value.

As a result, you may lose all or a substantial portion of the amount that you invested to purchase ARNs. Further, if you sell your ARNs prior to maturity, you may find that the market value per ARN is less than the Original Offering Price.

Any payment to be made on the ARNs, including payment of any amounts due at maturity, depends on our ability to satisfy our obligations as they come due and is not guaranteed by any third party. In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your ARNs.

What is the Market Measure?

The Market Measure will consist of the common equity securities of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by American Depositary Receipts (“ADRs”) registered under the Exchange Act.

If so specified in the applicable term sheet, the Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If your ARNs are linked to a Basket, the Basket Stocks will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your ARNs.

How will the Redemption Amount be calculated?

At maturity, subject to our credit risk as issuer of ARNs, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of ARNs that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

Original Offering Price +	[	Original Offering Price × Participation Rate ×	(	Ending Value - Starting Value	)	]
Starting Value

The Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is equal to the Starting Value, then you will receive at maturity a Redemption Amount per ARN equal to the Original Offering Price.

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

Original Offering Price ×	(	Ending Value	)
Starting Value

The Participation Rate will be 300% for ARNs unless otherwise set forth in the applicable term sheet. The Participation Rate will increase the Redemption Amount if the Ending Value is greater than the Starting Value; however, in no event will the Redemption Amount for each unit exceed the “Capped Value” described in the applicable term sheet, and in no event will the Redemption Amount be less than zero. We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

How will the Starting Value and the Ending Value be determined?

The “Starting Value” will be the price of the Underlying Stock determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. We will assign each Basket Stock a weighting (the “Initial Component Weight”), so that each Basket Stock represents a percentage of the Starting Value on the pricing date. We may assign the Basket Stocks equal Initial Component Weights, or we may assign the Basket Stocks unequal Initial Component Weights. The Initial Component Weight for each Basket Stock will be set forth in the applicable term sheet. See “Description of ARNs—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, for ARNs linked to a single Underlying Stock, the “Ending Value” will be the Closing Market Price (as defined below) of the Market Measure on a specific calculation day that will be set forth in the applicable term sheet multiplied by the Price Multiplier (as defined below).

If the Market Measure consists of a Basket, the “Ending Value” will be determined as described in “Description of ARNs—Basket Market Measures.”

Is the return on ARNs limited in any way?

Yes, your investment return, if any, is limited to the return represented by the Capped Value that will be specified in the applicable term sheet. Unless the applicable term sheet provides otherwise, each ARN will pay an amount at maturity that represents the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate, and (iii) the percentage increase of the Market Measure from the Starting Value to the Ending Value, up to the Capped Value.

Assuming a Participation Rate of 300% for ARNs, and because your return, if any, will not exceed the return represented by the Capped Value, you will only receive the full benefit of three times the upside potential of the underlying Market Measure if the value of the Market Measure increases, but does not increase by more than 33.33% (one-third) of the return represented by the Capped Value.

Your participation in any upside potential of the Market Measure underlying your ARNs will also be impacted by the Participation Rate. Unless otherwise set forth in the applicable term sheet, the Participation Rate will be 300%. Each term sheet will set forth examples of hypothetical Ending Values and the impact of the Participation Rate and the Capped Value.

Who will determine the Redemption Amount?

The calculation agent will make all determinations associated with the ARNs, such as determining the Starting Value, the Ending Value, and the Redemption Amount. We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the ARNs. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Will you be entitled to dividend payments, voting rights or any other rights that holders of an Underlying Stock would have?

No. An investment in the ARNs does not entitle you to any ownership interest in any Underlying Stock, including any voting rights, dividends paid, or other distributions, or any other rights that holders of an Underlying Stock would have. The ARNs will be payable only in U.S. dollars.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of ARNs—Market Disruption Events.”

Who are the agents for ARNs?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

How are ARNs being offered?

We have registered ARNs with the SEC in the United States. However, we will not register ARNs for public distribution in any jurisdiction other than the United States. The agents may solicit offers to purchase ARNs from non-U.S. investors only in reliance on available private placement exemptions. See the section entitled “Plan of Distribution” in the prospectus supplement.

Will ARNs be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

Does ERISA impose any limitations on purchases of ARNs?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of ARNs unless that plan or entity has determined that its purchase, holding, or disposition of ARNs will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing ARNs will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in ARNs is subject to risks. ARNs are not principal protected, and you may lose some or all of your investment. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-6 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any ARNs.

RISK FACTORS

Your investment in ARNs entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase ARNs should be made only after carefully considering the risks of an investment in ARNs, including those discussed below, with your advisors in light of your particular circumstances. ARNs are not an appropriate investment for you if you are not knowledgeable about significant elements of ARNs or financial matters in general.

General Risks Relating to ARNs

Your investment may result in a loss; there is no guaranteed return of principal. ARNs are not principal protected and do not pay interest. There is no fixed repayment amount of principal on ARNs at maturity. If the Ending Value is less than the Starting Value, then the Redemption Amount will be an amount in cash that reflects that decline, and it will be less than the Original Offering Price of your ARNs. As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment.

Your return on the ARNs may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any yield that you receive on ARNs, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your return, if any, is limited to the return represented by the Capped Value. Although any positive return on ARNs is based on the increase in the Market Measure, in no event will you receive a Redemption Amount greater than the applicable Capped Value. In other words, your opportunity to participate in possible increases in the value of the Market Measure through an investment in the ARNs is limited to the return represented by the Capped Value set forth in the applicable term sheet.

Your investment return may be less than a comparable investment directly in the Market Measure. The appreciation potential of ARNs is limited to the return represented by the applicable Capped Value. In contrast, a direct investment in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure.

Your return on the ARNs, if any, will not reflect the return you would realize if you actually owned shares of the Underlying Stocks because, unless otherwise set forth in the applicable term sheet, the Ending Value will be calculated without taking into consideration the value of dividends paid or distributions made on those Underlying Stocks or any other rights associated with those Underlying Stocks.

Payments on ARNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of ARNs. ARNs are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the ARNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs. However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

The historical performance of an Underlying Stock should not be taken as an indication of its future performance during the term of the ARNs. Past performance of an Underlying Stock is not necessarily indicative of how it will perform in the future. It is impossible to predict whether the value of that Underlying Stock will rise or fall. The value of an Underlying Stock will be influenced by complex and interrelated political, economic, financial, and other factors that can affect the markets in which that Underlying Stock is traded and the value of that Underlying Stock itself.

Our estimated value of your ARNs is based on subjective assumptions which may not materialize and which may prove to be inaccurate. The estimated value of your ARNs, which will be set forth in the applicable term sheet, is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the ARNs that are different from our estimated value.

The estimated value is expected to be based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value set forth in the applicable term sheet may be lower if that estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

The estimated value of your ARNs is expected to be lower than their public offering price. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, an expected hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the ARNs, and the estimated cost which we may incur in hedging our obligations under the ARNs. If you attempt to sell the ARNs prior to maturity, their market value may be lower than the price you paid for the ARNs and lower than the estimated value because the secondary market prices do not include these fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

The estimated value of the ARNs will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties, may be willing to purchase the ARNs from you in secondary market transactions. The price at which you may be able to sell your ARNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any trading commissions, and may be substantially less than our estimated value of the ARNs. Any sale prior to the maturity date could result in a substantial loss to you.

We cannot assure you that a trading market for your ARNs will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list ARNs on any securities exchange. Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for the entire term of ARNs. We cannot predict how ARNs will trade in any secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of ARNs on any securities exchange will not necessarily ensure that a trading market will develop for ARNs, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for ARNs will depend on our financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of your ARNs in any secondary market may be limited. We anticipate that one or more of the agents will act as a market-maker for ARNs that it offers, but none of them is required to do so. Any such agent may discontinue its market-making activities as to any issue of ARNs at any time. To the extent that an agent engages in any market-making activities, it may bid for or offer any issue of ARNs. Any price at which an agent may bid for, offer, purchase, or sell any ARNs may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those ARNs might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any issue of ARNs, it is likely that there would be significantly less liquidity in a secondary market. In that case, the price at which those ARNs could be sold likely would be lower than if an active market existed.

The Redemption Amount will not reflect changes in the value of the Market Measure other than on the calculation day. Changes in the value of the Market Measure during the term of ARNs other than on the applicable calculation day will not be reflected in the calculation of the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value. No other values of the Market Measure will be taken into account. As a result, you will receive a Redemption Amount that is less than the Original Offering Price of your ARNs, even if the value of the Market Measure has increased at certain times during their term before decreasing to a value below the Starting Value on the applicable calculation day.

If the Market Measure to which your ARNs are linked is a Basket, changes in the value of one or more of the Basket Stocks may be offset by changes in the value of one or more of the other Basket Stocks. The Market Measure of your ARNs may consist of a Basket. In that case, a change in the values of one or more of the Basket Stocks may not correlate with changes in the values of one or more of the other Basket Stocks. The values of one or more Basket Stocks may increase, while the values of one or more of the other Basket Stocks may not increase as much, or may even decrease. Therefore, in calculating the value of the Market Measure as of any time, increases in the value of one Basket Stock may be moderated, or wholly offset, by lesser increases or decreases in the values of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, changes in the values of the Basket Stocks which are more heavily weighted could have a disproportionately adverse impact upon your ARNs.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your ARNs redeemed prior to maturity. If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your ARNs or no market at all. Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of ARNs from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Market Measure. Because the Redemption Amount is tied to the Ending Value, determined by reference to the value of the Market Measure on the applicable calculation day, we anticipate that the market value of ARNs at any time generally will depend to a significant extent on the value of the Market Measure. The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the applicable Underlying Stocks are traded, and the market segments of which these Underlying Stocks are a part. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the Original Offering Price of your ARNs. In general, the market value of ARNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of ARNs is not expected to increase or decrease at the same rate. In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the ARNs will trade in any secondary market at a level above that Capped Value.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of your ARNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of ARNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Market Measure and the value of ARNs.

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Interest Rates. We expect that changes in interest rates will affect the market value of ARNs. In general, if U.S. interest rates increase, we expect, but cannot provide any assurances, that the market value of ARNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of ARNs will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the ARNs. The level of prevailing interest rates may affect the U.S. economy and any applicable markets outside of the United States, and, in turn, the value of the Market Measure, and, thus, the market value of ARNs may be adversely affected.

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Dividend Yields. If the dividend yield of an Underlying Stock increases, we anticipate that the market value of the ARNs will decrease; conversely, if its dividend yield decreases, we anticipate that the market value of your ARNs will increase.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the ARNs. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the ARNs.

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Time to Maturity. There may be a disparity between the market value of ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the ARNs and their market value. We, the agents, and our respective affiliates may buy or sell shares of the applicable Underlying Stock or Underlying Stocks, futures or options contracts on those Underlying Stocks, or other listed or over-the counter derivative instruments linked to those Underlying Stocks. We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs. These transactions could affect the value of those Underlying Stocks and, in turn, the value of the Market Measure in a manner that could be adverse to your investment in ARNs. On or before the applicable pricing date, any purchases or sales by us, the agents, and our respective affiliates, or others on our or their behalf may increase the prices of the applicable Underlying Stocks. Consequently, the prices of those Underlying Stocks may decrease subsequent to the pricing date of an issue of ARNs, adversely affecting the market value of ARNs.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities that could increase the prices of the Underlying Stocks on the applicable pricing date. In addition, these activities may decrease the market value of your ARNs prior to maturity, including on the calculation day, and may affect the Redemption Amount. We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in ARNs, and may hold or resell ARNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure or the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the applicable Underlying Stock or Underlying Stocks that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative positions) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending relationship with us. In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the ARNs.

Any such short positions could adversely affect future trading prices of the ARNs. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities may have an adverse effect on the value of the Market Measure or the ARNs.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the ARNs. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to ARNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on the ARNs is more or less than the principal amount of the ARNs.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We may be the calculation agent or act as joint calculation agent for ARNs and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, or in connection with judgments that the calculation agent would be required to make if certain corporate or other events occur relating to any of the Underlying Stocks. See the sections entitled “Description of ARNs—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for ARNs. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return on the ARNs and their market value” above.

Significant aspects of the U.S. federal income tax treatment of the ARNs are uncertain. The U.S. federal income tax treatment of the ARNs is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax treatment of the ARNs, and the Internal Revenue Service or a court may not agree with the U.S. federal income tax treatment described in this product supplement.

No statutory, judicial, or administrative authority directly addresses the characterization of the ARNs or securities similar to the ARNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ARNs are not certain. Under the terms of the ARNs, you will have agreed with us to treat the ARNs for tax purposes as pre-paid derivative contracts in respect of the

Market Measure, as described under “Material U.S. Federal Income Tax Considerations.” If the Internal Revenue Service were successful in asserting an alternative characterization for the ARNs, the timing and character of gain or loss with respect to the ARNs might differ.

As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the ARNs and whether all or part of the gain a holder may recognize upon the sale or maturity of an instrument such as the ARNs should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ARNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the ARNs even though a holder will not receive any payments with respect to the ARNs until maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ARNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ARNs.

For a more complete discussion of the U.S. federal income tax consequences of an investment in the ARNs please see “Material U.S. Federal Income Tax Considerations” in this product supplement. For a discussion of the U.S. federal income tax consequences of investing in any specific offering of ARNs, please review the section of the applicable term sheet titled “Material U.S. Federal Income Taxation Considerations.” You should consult your tax advisor about your own tax situation.

Risks Relating to the Underlying Stocks

You will have no rights as a securityholder, you will have no rights to receive shares of any of the Underlying Stocks, and you will not be entitled to dividends or other distributions by any Underlying Company. ARNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in ARNs will not make you a holder of shares of any of the Underlying Stocks. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those Underlying Stocks. As a result, the return on your ARNs may not reflect the return you would realize if you actually owned shares of those Underlying Stocks and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value. Your ARNs will be paid in cash and you have no right to receive delivery of shares of any of the Underlying Stocks.

The Price Multiplier for each Underlying Stock will not be adjusted for all corporate events that could affect the Underlying Company. The Price Multiplier and the Ending Value may be adjusted for the specified corporate events affecting an Underlying Stock, as described in the section entitled “Description of ARNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier may adversely affect the determination of the Ending Value and the Redemption Amount and, as a result, the market value of the ARNs.

Neither we nor any agent will control any Underlying Company, and no Underlying Company will have authorized or approved the ARNs in any way. Furthermore, no Underlying Company will have any financial or legal obligation with respect to the ARNs or the amounts to be paid to you, including any obligation to take our needs or the needs of holders of the ARNs into consideration for any reason, including taking any corporate actions that might affect the value of the Market Measure or the value of the ARNs. No Underlying Company will receive any of the proceeds from any offering of the ARNs, or will be responsible for, or participate in, the offering of the ARNs. No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the ARNs.

None of us, the agents, or our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Company in connection with an offering of the ARNs. Neither we nor any agent will have independently verified the completeness or accuracy of publicly available information regarding any Underlying Company, nor can we, the agents, or our respective affiliates make any representation as to the future performance of any Underlying Stock. Any prospective purchaser of the ARNs linked to one or more Underlying Stocks should undertake such independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the ARNs.

If an Underlying Company is listed on a foreign exchange, your return may be affected by factors affecting international securities markets. An Underlying Stock (or the common equity securities underlying an ADR) may be listed on a non-U.S. stock exchange, in addition to its U.S. listing. Therefore, the return on your ARNs will be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any Underlying Company and are not responsible for any disclosure made by any other company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with one or more of the Underlying Companies, and we, the agents, or our respective affiliates may from time to time own securities of one or more of the Underlying Companies. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies, nor will we have independently verified the accuracy of any publicly available information about any of these companies. You should make your own investigation into the Underlying Stocks and the Underlying Companies.

Our business activities and those of the agents relating to the Underlying Companies may create conflicts of interest with you. We, the agents, and our respective affiliates at the time of any offering of the ARNs or in the future, may engage in business with one or more of the Underlying Companies, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs. Any of these activities may affect the value of the Market Measure and, consequently, the market value of your ARNs. None of us, the agents, or our respective affiliates make any representation to any purchasers of the ARNs regarding any matters whatsoever relating to the Underlying Companies. Any prospective purchaser of the ARNs should undertake an independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision regarding an investment in the ARNs. The selection of a company as an Underlying Company does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Risks Relating to Underlying Stocks that Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If an Underlying Stock is an ADR, each share of that Underlying Stock will represent shares of the relevant Underlying Company. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of the underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remain stable or increase, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Underlying Stock and consequently, the value of your ARNs.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your ARNs linked to such ADRs.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing ARNs.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of ARNs for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under ARNs.

DESCRIPTION OF ARNS

General

Each issue of ARNs will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior debt indenture, as amended and supplemented from time to time. The senior debt indenture is described more fully in the prospectus and prospectus supplement. The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each issue of ARNs will be set forth in the applicable term sheet. The ARNs will mature on the date set forth in the applicable term sheet. We cannot otherwise redeem ARNs prior to the maturity date, except as described below under “—Anti-Dilution Adjustments—Reorganization Events.”

We will not pay interest on ARNs.

ARNs are not principal protected.

Prior to the applicable maturity date, ARNs are not repayable at the option of any holder. ARNs are not subject to any sinking fund.

We will issue ARNs in denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet. You may transfer ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs, and unless the applicable term sheet provides otherwise, you will receive a Redemption Amount per unit of ARNs that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

Original Offering Price +	[	Original Offering Price × Participation Rate ×	(	Ending Value - Starting Value	)	]
Starting Value

The Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is equal to the Starting Value, then you will receive at maturity a Redemption Amount per ARN equal to the Original Offering Price.

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal:

Original Offering Price ×	(	Ending Value	)
Starting Value

The Participation Rate will be 300% for ARNs unless otherwise set forth in the applicable term sheet. In no event will the Redemption Amount for each unit exceed the “Capped Value” described in the applicable term sheet, and in no event will the Redemption Amount be less than zero. We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Determining the Starting Value and the Ending Value

The Starting Value

The “Starting Value” of an Underlying Stock will be the price of the Underlying Stock on the pricing date determined as set forth in the applicable term sheet.

If the Market Measure to which your ARNs are linked consists of a Basket, the “Starting Value” of the Market Measure will be set equal to 100. See “—Basket Market Measures.”

The Ending Value

The “Ending Value” of an Underlying Stock will equal its Closing Market Price on the calculation day multiplied by the Price Multiplier.

A “calculation day” means a trading day (as defined below) on which a Market Disruption Event has not occurred. The calculation day will be a date shortly before the maturity date of the ARNs. The actual calculation day will be determined on the pricing date and set forth in the term sheet made available in connection with sales of the ARNs.

Unless otherwise specified in the applicable term sheet, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The NASDAQ Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

As to any Underlying Stock, the “Closing Market Price” means:

(A) If the Underlying Stock is listed or admitted to trading on a national securities exchange in the United States that is registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a U.S. quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the ARNs):

a.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the ARNs) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other U.S. quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means, for one share of the Underlying Stock, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day, as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other U.S. quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for each Underlying Stock will be equal to one and will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

If the Market Measure to which your ARNs are linked consists of a Basket, the “Ending Value” of the Basket will be determined as set forth in the section entitled “—Basket Market Measures.”

If the calculation day is not a trading day or if there is a Market Disruption Event on that day, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Closing Market Price of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day. If the calculation day is postponed, the maturity date will not be postponed.

Market Disruption Events

As to any Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1)	the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of that Underlying Stock (or the successor to that Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(2)	the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of that Underlying Stock (or successor to that Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of that Underlying Stock; or

(3)	the determination that the scheduled calculation day is not a trading day by reason of any event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Underlying Stock (or successor to that Underlying Stock), will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor to that Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to that Underlying Stock;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clause (1) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope, as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to each Underlying Stock, the calculation agent, in its sole discretion, may adjust the Price Multiplier and any other terms of the ARNs, and hence the Ending Value, if an event described below occurs after the pricing date and on or before the calculation day and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or the successor to the Underlying Stock. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Underlying Stock.

No adjustments to the Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other terms of the ARNs to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Price Multiplier and any other terms of the ARNs and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following the occurrence of an event that results in an adjustment to the Price Multiplier or any other terms of the ARNs made by the calculation agent, we will, as soon as reasonably practicable thereafter, provide written notice of such adjustment to the trustee, and the trustee will furnish written notice thereof, to the extent the trustee is required under the senior debt indenture pursuant to which the ARNs are issued, to The Depository Trust Company stating the adjustment made. Upon written request by any holder of the ARNs with respect to any adjustment to the Price Multiplier or any other terms of the ARNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Shares of Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of the ARNs, and hence the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Underlying Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Underlying Stock) that is given ratably to all holders of record of shares of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of Underlying Stock which a holder of one share of the Underlying Stock before the date the dividend became effective and the Underlying Stock traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

If an Underlying Stock is an ADR, for purpose of the anti-dilution adjustments set forth above, the calculation agent will consider the effect of any of the relevant events on the Underlying Stock. For example, if a holder of the Underlying Stock receives an extraordinary dividend, the provisions described above would apply to the Underlying Stock. On the other hand, if a spin-off occurs with respect to the Underlying Company, and the Underlying Stock represents both the spun-off security as well as the common shares of the Underlying Company that were represented by the Underlying Stock prior to the spin-off, the calculation agent may determine not to effect the anti-dilution adjustments set forth above. More particularly, the calculation agent may determine not to make an adjustment (1) if holders of the Underlying Stock are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the ARNs had been linked directly to the common shares of the Underlying Company represented by the Underlying Stock or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying Stock, so that the market price of the Underlying Stock would not be affected by the corporate event in question.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying Stock, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the ARNs as the calculation agent determines commercially reasonable to account for that event.

Reorganization Events

If after the pricing date and prior to the calculation day, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the ARNs as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the ARNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the ARNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the ARNs and as though the calculation day were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the ARNs will be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the ARNs, and as though the calculation day were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to any other terms of the ARNs, including the method of determining the Redemption Amount payable on the ARNs described in this section, but may instead make adjustments in its discretion to the Price Multiplier or any other terms of the ARNs that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. We will provide notice of that election to the trustee not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Underlying Stock and will describe in that notice the actual adjustment made to the Price Multiplier or to any other terms of the ARNs, including the method of determining the Redemption Amount payable on the ARNs. For the avoidance of doubt, any delay in furnishing that notice will not impact the validity of the calculation agent’s determination.

Delisting of ADRs or Termination of ADR Facility

If an Underlying Stock is an ADR, which is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock will be deemed to be the Underlying Company’s common shares instead of the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the ARNs as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stocks

Any information regarding an Underlying Stock or the related Underlying Company will be derived from publicly available documents. Each Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by an Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. Neither we nor any agent will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of an Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, the agents, or our respective affiliates makes any representation to any purchaser of the ARNs as to the performance of the Underlying Stock.

Although we, the agents, or our respective affiliates may from time to time hold securities issued by one or more of the Underlying Companies, including shares of the Underlying Stocks, we will not control any Underlying Company. An Underlying Company will not have any obligations with respect to the ARNs. This product supplement and any related term sheet relates only to the ARNs and does not relate to any Underlying Stock or other securities of any Underlying Company. All disclosures contained in this product supplement or any related term sheet regarding an Underlying Company will be derived from the publicly available documents described above. Neither we nor any of the agents have or will participate in the preparation of the publicly available documents described above. None of us, the agents, or our respective affiliates have made or will make any due diligence inquiry with respect to any Underlying Company in connection with the offering of the ARNs. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of publicly available documents regarding any Underlying Company, and that would affect the trading price of an Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the value of the applicable Underlying Stock on the calculation day and therefore could affect your Redemption Amount. None of us, the agents, or our respective affiliates makes any representation to any purchaser of the ARNs as to the performance of any Underlying Stock.

We, the agents, or our respective affiliates may presently or from time to time engage in business, directly or indirectly, with an Underlying Company, including extending loans to, or making equity investments in, an Underlying Company or providing investment banking or advisory services to an Underlying Company, including merger and acquisition advisory services. In the course of that business, we, the agents, or our respective affiliates may acquire non-public information with respect to an Underlying Company. In addition, we, the agents, or our respective affiliates may publish research reports with respect to an Underlying Company.

Any prospective purchaser of the ARNs should undertake an independent investigation of each Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the ARNs.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet. We will assign each Basket Stock an Initial Component Weight so that each Basket Stock represents a percentage of the Starting Value of the Basket on the applicable pricing date. We may assign the Basket Stocks equal Initial Component Weights, or we may assign the Basket Stocks unequal Initial Component Weights. The Initial Component Weight for each Basket Stock will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Stock

We will set a fixed factor (the “Component Ratio”) for each Basket Stock, based upon the weighting of that Basket Stock. The Component Ratio for each Basket Stock will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by

•	the Closing Market Price or volume weighted average price of that Basket Stock on the pricing date, as specified in the applicable term sheet (the “Initial Value”).

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made. See the section entitled “—Anti-Dilution Adjustments.”

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Stocks are Stock ABC and Stock XYZ, each weighted equally on a hypothetical pricing date:

Basket Stock	Initial Component Weighting	Hypothetical Initial Value (1)	Hypothetical Component Ratio (2)	Initial Basket Value Contribution
Stock ABC	50.00%	50.00	1.00000000	50.00
Stock XYZ	50.00%	12.00	4.16666667	50.00

Starting Value				100.00

Example 2: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weighting	Hypothetical Initial Value (1)	Hypothetical Component Ratio (2)	Initial Basket Value Contribution
Stock ABC	50.00%	50.00	1.00000000	50.00
Stock XYZ	25.00%	24.00	1.04166667	25.00
Stock RST	25.00%	10.00	2.50000000	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical Initial Value of each Basket Stock on the hypothetical pricing date.
(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Stock multiplied by 100, and then divided by the Initial Value of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise set forth in the applicable term sheet, if for any Basket Stock (a “Pricing Date Affected Basket Stock”), a Market Disruption Event occurs on the pricing date, the Initial Value of each Basket Stock that is not a Pricing Date Affected Basket Stock will be determined on the pricing date. For any Pricing Date Affected Basket Stock, the calculation agent will determine the Initial Value of that Basket Stock, and thus its Component Ratio, on the first trading day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Stock. In the event that a Market Disruption Event occurs with respect to that Basket Stock on the pricing date and on each day to and including the second scheduled trading day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled trading day following the pricing date) will estimate the Initial Value of that Basket Stock, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Initial Value of each Basket Stock, a brief statement of the facts relating to the establishment of the Initial Value of each Basket Stock (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning set forth above in “—Market Disruption Events.”

Computation of the Basket

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price of each Basket Stock and its Price Multiplier on the calculation day and the Component Ratio applicable to each Basket Stock. The value of the Basket will vary based on the increase or decrease in the value of each Basket Stock. Any increase in the value of a Basket Stock (assuming no change in the value of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Stock (assuming no change in the value of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.

Unless otherwise set forth in the applicable term sheet, if, for any Basket Stock (an “Affected Basket Stock”), (i) a Market Disruption Event occurs on the calculation day or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the Closing Market Price of the Basket Stock for such non-calculation day, and as a result, the Ending Value, as follows:

•	The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on that non-calculation day.

•

The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be deemed to be the Closing Market Price of the Basket Stock on the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing to occur; provided that the Ending Value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that schedule trading day.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the ARNs as described in this product supplement, including determinations regarding the volume weighted average price, the Starting Value, the Ending Value, the Market Measure, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, a successor Market Measure, business days, trading days, calculation days, and non-calculation days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the ARNs. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of ARNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt indenture. If such event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the senior debt indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the

ARNs matured on the date of acceleration. If a voluntary or involuntary liquidation, bankruptcy, insolvency, or any analogous proceeding is filed with respect to the issuer, then depending on the applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of ARNs, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the ARNs will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the ARNs. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to a distribution agreement described in the “Plan of Distribution” beginning on page S-116 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate Original Offering Price of ARNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to, rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. This discussion applies to you only if you purchase your ARNs at initial issuance and you hold your ARNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns ARNs as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells ARNs as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not apply to ARNs with an underlying Market Measure other than a common equity security of a company or a basket consisting of two or more such equity securities. Any particular offering of ARNs may also have features or terms that cause the U.S. federal income tax treatment of such ARNs to differ materially from the discussion below. If such features are applicable to any particular offering of ARNs, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering. In addition, the opinion of our counsel referenced below will only apply to a particular offering of ARNs if it is so stated in the applicable term sheet. Accordingly, you should carefully review the section of the applicable term sheet entitled “Material U.S. Federal Income Taxation Considerations”.

We do not intend to make an inquiry as to whether any Market Measure (i) is or contains a passive foreign investment company, or (ii) is characterized as a U.S. real property interest or contains one or more assets that is characterized as a U.S. real property interest. You should discuss the potential application of such rules to any particular offering of ARNs with your tax advisor.

If a partnership holds ARNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding ARNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in ARNs.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in ARNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of ARNs and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL, OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ARNS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE ARNS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE ARNS, INCLUDING THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Sullivan & Cromwell LLP, ARNs should be treated, for U.S. federal income tax purposes, as pre-paid derivative contracts in respect of the underlying Market Measure. The terms of the ARNs will provide that Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ARNs for all U.S. federal income tax purposes in accordance with such characterization. If the ARNs are so treated, subject to the Section 1260 discussion below, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ARNs. In general, your tax basis in your ARNs will be equal to the price you paid for them. Such capital gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year. The deductibility of capital losses is subject to limitations.

The constructive ownership rules of Section 1260 of the Code could possibly apply to ARNs that have a term in excess of one year and reference a “pass-thru entity” (as defined in Section 1260(c)(2)). Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies and partnerships. If your ARNs were subject to Section 1260, then, among other consequences, all or a portion of any long-term capital gain that you realize upon the sale or maturity of your ARNs would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the applicable Market Measure referenced by your ARNs on the date that you purchased your ARNs and sold those interests on the date of the sale or maturity of the ARNs. It is not clear how this computation would be made if the Market Measure is partially comprised of “pass-thru entities.” Accordingly, if your ARNs reference a Market Measure that is or contains a “pass-thru entity,” you should consult your tax advisor about the potential application of Section 1260 of the Code to such ARNs.

Alternative Treatments. There is no judicial or administrative authority discussing how your ARNs should be treated for U.S. federal income tax purposes. Therefore, other treatments could be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, if your ARNs have a term that is greater than one year, the Internal Revenue Service might assert that your ARNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the ARNs are so treated, you would be required to accrue interest income over the term of your ARNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ARNs. You would recognize gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ARNs. In general, your adjusted basis in your ARNs would be equal to the amount you paid for your ARNs, increased by the amount of interest you previously accrued with respect to your ARNs. Any gain you recognize upon the sale or maturity of your ARNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ARNs, and thereafter would be capital loss.

Similarly, if the ARNs have a term of one year or less, it is possible that the ARNs could be treated as short-term contingent debt instruments. There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and accordingly you should consult your tax advisor about this potential alternative treatment of the ARNs.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ARNs should end on the date on which the amount you are entitled to receive upon the maturity of your ARNs is determined, even though you will not receive any amounts from us in respect of your ARNs prior to the maturity of your ARNs. In such case, if the date on which the amount you are entitled to receive upon the maturity of your ARNs is determined before the date on which your holding period exceeds one year, you may be treated as having a holding period in respect of your ARNs that is not in excess of one year even if you receive cash upon the maturity of your ARNs at a time that is more than one year after the beginning of your holding period.

You should consult your tax advisor as to the tax consequences of these and other possible alternative characterizations of your ARNs for U.S. federal income tax purposes. For a further discussion of the tax treatment of the ARNs as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the ARNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ARNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that a holder will be required to accrue income over the term of an instrument such as the ARNs even though a holder will not receive any payments with respect to the ARNs until maturity. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ARNs for U.S. federal income tax purposes in accordance with the treatment described in this product supplement (as potentially modified by the applicable term sheet) unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ARNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ARNs.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ARNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“Similar Laws”). The fiduciaries of plans subject to Similar Laws should also consider the foregoing and ensuing issues in general terms as well as any further issues arising under the applicable Similar Laws.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ARNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the ARNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the ARNs. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the ARNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ARNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ARNs on behalf of or with plan assets of any Plan or any plan subject to Similar Laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or Similar Laws.

Further, any person acquiring or holding the ARNs on behalf of any Plan or with any assets of a Plan shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the ARNs, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the ARNs on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ARNs that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of the ARNs, or as a result of any exercise by us or our affiliates of any rights in connection with the ARNs, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the ARNs and the transactions contemplated with respect to the ARNs, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the ARNs is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such ARNs and not a fiduciary to such purchaser. Purchasers of the ARNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the ARNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ARNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.